Exhibit 99.1

                       AutoNation Exits Auto Loan Business

     o    No impact on core auto retail business

     o On track to exceed analysts' consensus estimate for 4th quarter earnings, excluding charges


         Fort Lauderdale, Fla. (December 21, 2001)--- AutoNation, America's largest retailer of new and used vehicles, announced today it will no longer underwrite auto loans. AutoNation will continue to provide auto loans through unrelated third-party finance sources.

AutoNation reviewed strategic alternatives associated with its auto loan business and determined that the business is not part of the Company's core strategy. Less than 5% of AutoNation's vehicle sales are financed by the Company. Mike Jackson, Chief Executive Officer of AutoNation, stated "Exiting the auto loan business is consistent with the Company's focus on being a pure play specialty retailer. This does not affect our ability to meet consumer demand for vehicle financing and insurance products."

AutoNation estimates it will incur a non-cash, after-tax charge in the fourth quarter of $52 million, or 16 cents per share, to reflect an increase in its reserves for auto loans, and to cover costs associated with its exit from that business.

Mike Jackson also stated, "Our core business is strong. We are on track to exceed our fourth-quarter earnings estimate of 19 cents per share from continuing operations, excluding the auto loan charges."

About AutoNation, Inc.
----------------------

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of new and used automobiles. Ranked #83 on the Fortune 500, AutoNation employs approximately 31,000 people at 368 new vehicle franchises in 17 states. Additional information is available at www.autonation.com, where consumers can find approximately 100,000 vehicles available for sale.

FORWARD-LOOKING STATEMENTS
--------------------------

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

                                                             Released 12/21/01

                               The AutoNation Inc.

                            Auto Loan Business Q & A


1)       Why is AutoNation exiting its auto loan business?

         A strategic review conducted by AutoNation's senior management concluded that the auto loan business was not essential to the Company's core business of automotive specialty retailing.


2) Without an auto loan business, how will AutoNation continue to offer vehicle financing for its retail customers?

         Today, more than 95% of AutoNation's vehicle loans are underwritten by third-party sources. AutoNation will continue to enjoy relationships with these preferred lenders, thus allowing its dealerships to meet continued consumer demand for finance and insurance products.


3) Will the reliance on third party lenders affect AutoNation's ability to generate finance-and-insurance profits?

         The vast majority of AutoNation's finance-and-insurance profits currently come from loans or products originating from third parties, and that will continue to be the case.


4)       Will jobs be eliminated?

         Yes, however, the number is expected to be minimal because AutoNation's auto loans are serviced primarily by third parties.


5) Will the decision affect AutoNation's ability to meet the current fourth-quarter earnings consensus of Wall Street analysts?

         AutoNation is on track to exceed analysts' consensus fourth quarter earnings estimate of 19 cents per share from continuing operations and before the auto loan charge.


6) How will AutoNation's existing auto loan customers be affected by the decision?

         Customers will not be impacted by this decision. Loans underwritten by AutoNation will continue to be serviced by current third parties. These third parties will continue to collect outstanding balances from AutoNation customers.